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                                                                EXHIBIT 11.1

                          NORTHWEST AIRLINES CORPORATION
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

(DOLLAR AMOUNTS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)  Three months ended June 30     Six months ended June 30
                                                        --------------------------     ------------------------
                                                            1997           1996           1997        1996
                                                        -----------     ----------     -----------   ----------
Reconciliation of net income applicable to common
    stockholders:
    Net income before preferred stock requirements      $     136.2     $    202.8     $     200.8   $    256.2
    Preferred stock requirements                               (5.1)         (13.2)          (10.1)       (26.2)
                                                        -----------     ----------     -----------   ----------
Net income applicable to common stockholders            $     131.1     $    189.6     $     190.7   $    230.0
                                                        -----------     ----------     -----------   ----------
                                                        -----------     ----------     -----------   ----------

Reconciliation of weighted average number of shares outstanding to amount used in primary earnings per share computation:

    Weighted average number of common
     shares outstanding                                 102,000,308     97,294,534(1)  101,673,339   96,494,730(1)

    Stock options reduced by the number of shares
       which could have been purchased with
       the proceeds from exercise of such options         2,168,822      2,385,153       2,175,892    2,530,315
                                                        -----------     ----------     -----------   ----------

    Weighted average number of common shares
    outstanding, as adjusted                            104,169,130     99,679,687     103,849,231   99,025,045
                                                        -----------     ----------     -----------   ----------
                                                        -----------     ----------     -----------   ----------
Earnings per common share                               $      1.26     $     1.90     $      1.84   $     2.32
                                                        -----------     ----------     -----------   ----------
                                                        -----------     ----------     -----------   ----------
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(1) Includes the weighted average number of common shares earned by employees since August 1, 1993 due to the February 1994 exercise of the Series C
    Preferred Stock special conversion option.